Registration No. ______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933, AS AMENDED

ENERGIZER HOLDINGS, INC.

(Exact Name of Registrant as specified in its charter)
Missouri	43-1863181
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

533 Maryville University Drive, St. Louis, Missouri 63141

(Address of principal executive offices)

ENERGIZER HOLDINGS, INC.
2009 INCENTIVE STOCK PLAN

(Full title of the Plan)

Gayle G. Stratmann, Esq.
Vice President and General Counsel
ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

(Name and Address of Agent for Service)

314-985-2162

(Telephone Number of Agent for Service)

Large Accelerated Filer: X

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Shares of Energizer Holdings, Inc. Common Stock, $.01 par value	4,000,000 shares	$49.44	$197,760,000	$7,772

(1)
The proposed maximum aggregate offering price has been estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(c) and (h)(1) and is based upon a price of $49.44 per share, being the average of the high and low transaction prices of the Company’s Common Stock per share as reported on the New York Stock Exchange on January 27, 2009.

ENERGIZER HOLDINGS, INC.
2009 INCENTIVE STOCK PLAN

Item 3.         Incorporation of Documents by Reference

The description of the shares of common stock, par value $.01 per share, of Energizer Holdings, Inc. (the “Company”), including the Rights related to the shares, as set forth in the Rights Agreement, dated as of March 31, 2000 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, contained in the Company’s Registration Statement on Form 10 under the Securities Exchange Act of 1934, filed on October 15, 1999, as amended on January 11, 2000, February 23, 2000, March 16, 2000 and April 19, 2000, including any amendments or reports filed for the purpose of updating such information filed with the Securities and Exchange Commission (File No. 1-15401) by the Company, is incorporated by reference.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 5.         Interests of Named Experts and Counsel

The validity of the shares of Energizer Holdings, Inc. $.01 par value common stock (“Stock”) offered hereby has been passed upon by Gayle G. Stratmann, Vice President and General Counsel of Energizer Holdings, Inc. Ms. Stratmann will be eligible to participate in the Energizer Holdings, Inc. 2009 Incentive Stock Plan when it becomes effective, and she currently beneficially owns shares of Stock and has been awarded options to purchase shares of Stock and restricted stock equivalent units convertible into shares of Stock, under the terms of the Energizer Holdings, Inc. 2000 Incentive Stock Plan.

Item 6.         Indemnification of Directors and Officers

Under the terms of Section 351.355 of the Missouri General and Business Corporation Law (“GBCL”) and the Company’s Articles of Incorporation, the Company must indemnify any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of the Company) by reason of the fact that he is or was serving in such capacity, provided that such person’s conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. As permitted by the Company’s Articles, the Company has entered into contracts with each of its directors guaranteeing the indemnification provisions stated in the Articles and providing for advancement to such individuals of legal fees and other expenses necessary in defending against such actions, proceedings or claims.

The Company has directors’ and officers’ insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals in certain situations than may be required by the provisions of Section 351.355 or the Company’s Articles of Incorporation.

The foregoing represents a summary of the general effect of Missouri law and the Company’s Articles of Incorporation for purposes of general description only. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, and the Company’s Articles of Incorporation.

Item 8.         Exhibits

See the Exhibit Index below.

Item 9.         Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement, however, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; or

(iii)
To include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and a(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Town and Country, Missouri, as of the 2nd day of February, 2009.

ENERGIZER HOLDINGS, INC.

/s/ Ward M. Klein
_______________________________

By: Ward M. Klein
Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Gayle G. Stratmann, Timothy L. Grosch and John J. McColgan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities described as of February 2, 2009.

Signature	Title

/s/ Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer

/s/ John J. McColgan	Vice President and Controller

/s/ J. Patrick Mulcahy	Chairman of the Board of Directors

/s/ R. David Hoover	Director

/s/ John E. Klein	Director

/s/ Richard A. Liddy	Director

/s/ W. Patrick McGinnis	Director

/s/ Joe R. Micheletto	Director

/s/ Pamela Nicholson	Director

/s/ John R. Roberts	Director

/s/ John C. Hunter	Director

/s/ Bill G. Armstrong	Director

EXHIBIT INDEX

Exhibit 4               Energizer Holdings, Inc. 2009 Incentive Stock Plan

Exhibit 5               Opinion of Gayle G. Stratmann, Esq.

Exhibit 23             Consent of Independent Registered Public Accounting Firm